                                                                    EXHIBIT 99.1


                                                           FOR IMMEDIATE RELEASE

CONTACT:
Joseph W. Kaufmann
President and Chief Executive Officer
(610) 524-0188

      KENSEY NASH REPORTS RECORD RESULTS FOR THE FOURTH QUARTER AND FISCAL
                                      YEAR
             -FOURTH QUARTER REVENUE INCREASED 64% OVER PRIOR YEAR-
EXTON, PA, AUGUST 13, 2003 -- Kensey Nash Corporation (Nasdaq: KNSY) today announced record revenue for the fourth quarter and fiscal year ended June 30, 2003, driven by both strong net sales and Angio-Seal(TM) royalty income growth. Total revenues for the fourth quarter increased 64% to $13.2 million compared to $8.1 million in the comparable period last year. Net sales increased 87% to $8.3 million from $4.4 million in the prior year quarter. Royalty income increased 36% to $4.6 million from $3.4 million in the prior year quarter. Operating income increased 74% to $3.1 million from $1.8 million, and reflects the strength of the company's core business. Net income for the quarter was $3.6 million, an increase of 150% from the previous year fourth quarter, or $0.30 per share including a $0.10 per share net effect of a research and development tax credit.

During the fourth quarter, the Company recorded a research and development tax credit of $1.5 million. The tax credit relates to qualified research and development activities of the Company, both historic and for the current year. Associated with the tax credit project, the Company also recorded $325,000 of professional service fees as a component of selling, general and administrative expense during the quarter. The net effect of the tax credit offset by the professional fees was $0.10 per share for the fourth quarter and fiscal year ended June 30, 2003.

The balance sheet continued to strengthen during the fiscal year, and at June 30, 2003 the Company reported $85.8 million of total assets, $79.5 million of stockholders' equity and only $1.1 million of total debt. During the fourth fiscal quarter the Company generated cash from operations of $2.6 million and reported $48.4 million of cash and investments at June 30, 2003.

The following table summarizes the results for the company for the three months ended June 30, 2003 compared to the three months ended June 30, 2002:

------------------------------- -------------------------- -------------------------- ---------------------
($ MILLIONS, EXCEPT PER SHARE      THREE MONTHS ENDED        THREE MONTHS ENDED           PERCENTAGE
DATA)                                 JUNE 30, 2002             JUNE 30, 2003               CHANGE
------------------------------- -------------------------- -------------------------- ---------------------
Net Sales                                 $4.4                       $8.3                     87%
------------------------------- -------------------------- -------------------------- ---------------------
Royalty Income                            $3.4                       $4.6                     36%
------------------------------- -------------------------- -------------------------- ---------------------
Total Revenues                            $8.1                       $13.2                    64%
------------------------------- -------------------------- -------------------------- ---------------------
Operating Income                          $1.8                       $3.1                     74%
------------------------------- -------------------------- -------------------------- ---------------------
Earnings Per Share                        $0.13                      $0.30                   131%
------------------------------- -------------------------- -------------------------- ---------------------

For the fiscal year ended June 30, 2003, total revenues increased 53% to $44.4 million compared to $29.0 million in the prior year. Included in the revenue number, net sales increased 55% to $27.1 million from $17.5 million and royalty income increased 52% to $16.3 million from $10.8 million. Operating income for the fiscal year increased 91% to $10.3 million from $5.4 million in the previous year. The Company reported $8.8 million of net income, or $0.76 per share, including a $0.10 per share net effect of the research and development tax credit. Gross margin on net sales increased to 55% during the year, compared to 53% in the prior year.

The following table summarizes the results for the Company for the fiscal year ended June 30, 2003 compared to the fiscal year ended June 30, 2002:

------------------------------- -------------------------- -------------------------- ---------------------
($ MILLIONS, EXCEPT PER SHARE      FISCAL YEAR ENDED          FISCAL YEAR ENDED           PERCENTAGE
DATA)                                JUNE 30, 2002              JUNE 30, 2003               CHANGE
------------------------------- -------------------------- -------------------------- ---------------------
Net Sales                                 $17.5                      $27.1                    55%
------------------------------- -------------------------- -------------------------- ---------------------
Royalty Income                            $10.8                      $16.3                    52%
------------------------------- -------------------------- -------------------------- ---------------------
Total Revenues                            $29.0                      $44.4                    53%
------------------------------- -------------------------- -------------------------- ---------------------
Operating Income                           $5.4                      $10.3                    91%
------------------------------- -------------------------- -------------------------- ---------------------
Earnings Per Share                        $0.41                      $0.76                    85%
------------------------------- -------------------------- -------------------------- ---------------------

"We concluded our fiscal year significantly exceeding our original growth targets of 30% for both revenue and net income, and that is most gratifying," commented Joe Kaufmann, President and CEO of Kensey Nash Corporation. "The fourth quarter was extremely positive for our company with continued revenue and earnings growth. Record Angio-Seal(TM) device royalty income of $4.6 million increased 10% sequentially from the March quarter, as St. Jude Medical continued their outstanding performance," he added.

"Biomaterials sales of $8.2 million continued to be strong in the quarter. Cardiology and sports medicine products established record sales for both the fourth quarter and fiscal year. Our TriActiv(R) System sales remain at modest levels in Europe as we are continuing to build contacts in the field and establish our presence in the market. We believe we are in a good position to substantially increase TriActiv sales in our fiscal 2004, with additional distribution arrangements and the launch of our new version of the TriActiv System. In the U.S., we are continuing to enroll patients in our PRIDE clinical trial to support a U.S. regulatory approval," he concluded.

For the first quarter of fiscal year 2004, the Company is increasing its forecast and now expects total revenues to be in the range of $11.7 to $12.3 million, approximately 32% to 38% higher than the comparable quarter in fiscal 2003. Included in this estimate, net sales are expected to be in the range of $7.0 to $7.5 million and royalties are expected to be approximately $4.4 to $4.6 million. The Company's estimate for earnings per share for its first fiscal quarter ending September 30 is $0.16 to $0.17 per share. The Company expects to continue to earn a research and development tax credit in 2004 and future fiscal years, and estimates its effective tax rate will decline from its current rate of approximately 34.5% prior to these credits to approximately 32% to 33% going forward.

A live webcast of the fiscal year end conference call will be broadcast August 14, 2003 at 11:00 AM eastern time. Please visit the financial information page at www.kenseynash.com for the link. To participate in the conference call, interested parties may call 651-224-7472. A replay of the call will also be available starting August 14, 2003 at 2:30 PM Eastern until August 19, 2003 at midnight eastern time by calling 800-475-6701, access code 694021.

Kensey Nash Corporation has significant expertise and experience in designing, developing, manufacturing and processing proprietary absorbable biomaterials products for the cardiology, orthopedics, drug and biologics delivery, periodontal/dental and wound care markets. The Company is also a leader in the development of cardiovascular medical technology devices for arterial puncture closure. The Company's TriActiv(R) BallooN Protected Flush Extraction System for the treatment of saphenous vein graft disease is available for sale in the European Union and is in clinical trials in the United States. Angio-Seal is a trademark of St. Jude Medical, Inc.

The TriActiv System is designed to prevent heart attacks during the treatment of saphenous vein grafts (SVGs) in patients who previously received coronary bypass surgery, but now have blockages in the grafts. The device incorporates three features to address the common problem of distal embolization - a protection balloon guidewire, a flush catheter, and an extraction system to remove debris from the grafts.

This press release contains forward-looking statements that reflect the Company's current expectations about its prospects and opportunities, including, without limitation, the revenue and earnings guidance provided by the Company for its first quarter of fiscal 2004. The Company tried to identify these forward looking statements by using words such as "expects," "anticipates," "estimates," "plans", "will", "forecasts", or similar expressions, but these words are not the exclusive means for identifying such statements. The Company cautions that a number of risks, uncertainties, and other important factors could cause the Company's actual results to differ materially from those in the forward-looking statements including, without limitation, St. Jude Medical's success in marketing the Angio-Seal(TM) device, demand for and the Company's ability to develop and manufacture biomateriAL products, including Angio-Seal(TM) components, clinical and marketing success of the TriActiv(R) System, additiONal regulatory approvals, and competition from other technologies in the marketplace. For a more detailed discussion of these and other factors, please see the Company's SEC filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

The Company also cautions that results of operations in any past period should not be considered indicative of the results to be expected for future periods. Fluctuations in operating results may also result in fluctuations in the price of the Common Stock.



                      - FINANCIAL INFORMATION TO FOLLOW -

                             KENSEY NASH CORPORATION

                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                   (UNAUDITED)



                                                      THREE MONTHS                  FISCAL YEAR
                                                     ENDED JUNE 30,                ENDED JUNE 30,
                                              ----------------------------   ---------------------------
                                                  2003            2002           2003           2002
                                              ----------------------------   ---------------------------
Revenues:
    Net sales                                 $  8,306,671    $  4,441,694   $ 27,071,992   $ 17,502,194
    Research and development                       351,395         286,415        962,706        765,268
    Royalty income                               4,591,111       3,372,846     16,316,956     10,761,127
                                              ----------------------------   ---------------------------
         Total revenues                         13,249,177       8,100,955     44,351,654     29,028,589
                                              ----------------------------   ---------------------------
Operating costs and expenses:
    Cost of products sold                        3,592,521       1,936,682     12,152,601      8,214,321
    Research and development                     4,244,632       2,905,116     14,490,116     10,782,706
    Selling, general and administrative          2,353,616       1,497,443      7,443,940      4,670,215
                                              ----------------------------   ---------------------------
         Total operating costs and expenses     10,190,769       6,339,241     34,086,657     23,667,242
                                              ----------------------------   ---------------------------
Income from operations                           3,058,408       1,761,714     10,264,997      5,361,347
Interest and other income, net                     236,430         429,418      1,070,818      1,678,085
                                              ----------------------------   ---------------------------
Pre-tax income                                   3,294,838       2,191,132     11,335,815      7,039,432
Income tax (benefit) expense                      (289,489)        755,941      2,549,480      2,428,604
                                              ----------------------------   ---------------------------
Net income                                    $  3,584,327    $  1,435,191   $  8,786,335   $  4,610,828
                                              ============================   ===========================
Income per common share, assuming dilution    $       0.30    $       0.13   $       0.76   $       0.41
                                              ============================   ===========================
Weighted average common shares outstanding      11,978,161      11,358,706     11,498,473     11,256,177
                                              ============================   ===========================

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)



                                                 JUNE 30,     JUNE 30,
                                                  2003         2002
ASSETS
Current assets:
     Cash, cash equivalents and investments   $48,411,397   $31,874,263
     Trade receivables                          3,760,286     3,331,046
     Other receivables                          5,149,497     3,645,617
     Officer loan                                       -     1,882,369
     Inventory                                  3,481,322     2,518,924
     Prepaids and other assets                  2,564,179     1,160,834
     Deferred tax asset, current                2,069,074     1,306,693
                                              -----------   -----------
          Total current assets                 65,435,755    45,719,746
                                              -----------   -----------
Property, plant and equipment, net             13,399,717    11,310,928
Acquired puncture closure patents, net          2,673,648     2,936,674
Deferred tax asset, non-current                 1,045,586     1,615,584
Goodwill                                        3,284,303     3,284,303
Restricted investments                                  -     2,113,072
                                              -----------   -----------
Total assets                                  $85,839,009   $66,980,307
                                              ===========   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable and accrued expenses    $ 5,038,025   $ 2,810,845
     Current portion of debt                      836,989       978,902
     Deferred revenue                             195,060       293,035
                                              -----------   -----------
          Total current liabilities             6,070,074     4,082,782
                                              -----------   -----------
Long-term debt                                    219,147     1,330,484
                                              -----------   -----------
Total stockholders' equity                     79,549,788    61,567,041
                                              -----------   -----------
Total liabilities and stockholders' equity    $85,839,009   $66,980,307
                                              ===========   ===========
